                                                                      EXHIBIT 20
                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.          )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              A.H. Belo Corporation
                (Name of Registrant as Specified in Its Charter)

                              A.H. Belo Corporation
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- - --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- - --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- - --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- - --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- - --------------------------------------------------------------------------------
     (2) Form, schedule or registration statement no.:

- - --------------------------------------------------------------------------------
     (3) Filing party:

- - --------------------------------------------------------------------------------
     (4) Date filed:

- - --------------------------------------------------------------------------------

- - ---------------
   1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                                [PASTE UP LOGO]

                             COMMUNICATIONS CENTER
                            400 SOUTH RECORD STREET
                              DALLAS, TEXAS 75202

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 4, 1994

                            ------------------------

To the Shareholders of
  A. H. BELO CORPORATION

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of A. H. Belo Corporation (the "Company"), a Delaware corporation, will be held in the Pullman Room, Union Station, 400 South Houston Street, Dallas, Texas, on Wednesday, May 4, 1994, at 10:00 a.m., Dallas, Texas time, for the following purposes:

          1. To elect five Class II directors to hold office for a term of three years or until their respective successors are elected and qualified; and

          2. To transact such other business as properly may come before the meeting or any adjournment thereof.

     The close of business on March 18, 1994 has been fixed by the Board of Directors as the record date for the Annual Meeting. Only shareholders of record on that date will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof, notwithstanding transfer of any stock on the books of the Company after such record date. The stock transfer books will not be closed.

     A Proxy Statement, form of Proxy, and copy of the Annual Report on the Company's operations during the fiscal year ended December 31, 1993 accompany this notice.

     It is important that your shares be represented at the Annual Meeting. If you do not expect to attend in person, please sign and date the form of Proxy and return it in the enclosed envelope. The form of Proxy is enclosed in the sleeve attached to the front of the mailing envelope in which this Proxy Statement is contained. Shareholders who attend the Annual Meeting may revoke their proxies and vote in person if they desire.

                                            By Order of the Board of Directors

                                              MICHAEL J. McCARTHY
                                                   Secretary

March 31, 1994

                                [PASTE UP LOGO]

                             COMMUNICATIONS CENTER
                            400 SOUTH RECORD STREET
                              DALLAS, TEXAS 75202

                                PROXY STATEMENT

                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 4, 1994

                            SOLICITATION OF PROXIES

     This Proxy Statement is furnished to shareholders of A. H. Belo Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors to be voted at the Annual Meeting of Shareholders of the Company to be held in the Pullman Room, Union Station, 400 South Houston Street, Dallas, Texas, on Wednesday, May 4, 1994, at 10:00 a.m., Dallas, Texas time, or at any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. References herein to the "Company" include its subsidiaries, unless the context otherwise requires.

     This Proxy Statement and form of Proxy are being mailed to shareholders on or about March 31, 1994. If the enclosed form of Proxy is executed and returned, it may nevertheless be revoked by the shareholder at any time by filing with the Secretary of the Company a written revocation or a duly executed proxy bearing a later date. A shareholder who attends the meeting in person may revoke his or her proxy at that time and vote in person if so desired. All proxies duly signed, dated, and returned will be voted as specified therein, but unless otherwise specified, will be deemed to grant authority to vote:

          (1) FOR the election of the five nominees listed under "Election of Directors" as nominees of the Company for election as Class II directors, each to serve a three-year term; and

          (2) At the discretion of the persons named in the enclosed form of Proxy, on any other matter that properly may come before the meeting or any adjournment thereof.

     The enclosed Proxy is solicited by and on behalf of the Board of Directors of the Company. The Company is unaware of any additional matters not set forth in the Notice of Annual Meeting of Shareholders that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting and presented for a vote of the shareholders (see "Shareholder Proposals" herein), the persons named in the Proxy will vote in accordance with their best judgment upon such matters, unless otherwise restricted by law.

     The cost of solicitation of proxies will be borne by the Company. The Company has engaged Morrow & Co., Inc. to solicit proxies from beneficial owners of shares standing in the name of brokers and other nominees. The Company has agreed to pay Morrow & Co., Inc. a fee of $5,000 and the amount of its expenses for such service. In addition to the use of the mails, proxies may also be solicited by personal interview, facsimile transmission, and telephone by directors, officers, employees, and agents of the Company. The Company will also supply brokers, nominees, or other custodians with the numbers of Proxy forms, Proxy Statements, and Annual Reports they may require for forwarding to beneficial owners, and the Company will reimburse such persons for their expense in so doing.

                OUTSTANDING CAPITAL STOCK AND STOCK OWNERSHIP OF
                     DIRECTORS, CERTAIN EXECUTIVE OFFICERS
                           AND PRINCIPAL SHAREHOLDERS

     The record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting has been established by the Board of Directors as the close of business on March 18, 1994. As of the record date, the Company had issued and outstanding and entitled to vote at the Annual Meeting 14,574,839 shares of Series A Common Stock, par value $1.67 per share ("Series A shares"), and 5,732,629 shares of Series B Common Stock, par value $1.67 per share ("Series B shares"). (The Series A shares and Series B shares together are referred to herein as the "Common Stock.") (For a description of the voting rights of the Series A shares and Series B shares, see "Quorum and Voting" herein.)

     The following table sets forth information as of December 31, 1993, regarding the beneficial ownership of the Company's Common Stock by each person known by management of the Company to own more than five percent of the outstanding shares of Common Stock of the Company, by each of the Company's executive officers named in the Summary Compensation Table below, by each of the Company's directors and nominees, and by all of its directors and executive officers as a group.

                                                             SHARES OF COMMON STOCK BENEFICIALLY
                                                             OWNED AND PERCENTAGE OF OUTSTANDING
                                                              SHARES AS OF DECEMBER 31, 1993(2)
                                                            --------------------------------------
                    NAME AND ADDRESS OF                     SERIES        SERIES        PERCENT OF
                    INDIVIDUAL OR GROUP                        A             B           CLASS(3)
- - ----------------------------------------------------------- -------       -------       ----------
Robert W. Decherd(1)**+.................................... 569,445(4)    997,764(5)        7.7%
A.H. Belo Corporation
P.O. Box 655237
Dallas, Texas 75265

James P. Sheehan+++........................................     322         3,600           ***
A.H. Belo Corporation
P.O. Box 655237
Dallas, Texas 75265

Ward L. Huey, Jr.*+........................................ 120,763(6)        -0-           ***
A.H. Belo Corporation
P.O. Box 655237
Dallas, Texas 75265

Burl Osborne*+.............................................  60,651(7)        -0-           ***
A.H. Belo Corporation
P.O. Box 655237
Dallas, Texas 75265

Michael J. McCarthy+.......................................  30,378(8)      3,003           ***
A.H. Belo Corporation
P.O. Box 655237
Dallas, Texas 75265

John W. Bassett, Jr.*......................................   7,600(9)      6,600(10)       ***
400 N. Pennsylvania
1100 United New Mexico Bank Plaza
Roswell, New Mexico 88201

Judith L. Craven, M.D., M.P.H.*............................   4,200(11)       -0-           ***
2200 North Loop West
Houston, Texas 77018

Joe M. Dealey(1)*.......................................... 421,432(12)   490,982(13)       4.5%
8333 Douglas
Suite 1575
Dallas, Texas 75225

                                                             SHARES OF COMMON STOCK BENEFICIALLY
                                                             OWNED AND PERCENTAGE OF OUTSTANDING
                                                              SHARES AS OF DECEMBER 31, 1993(2)
                                                           ----------------------------------------
                  NAME AND ADDRESS OF                                                    PERCENT OF
                  INDIVIDUAL OR GROUP                      SERIES A       SERIES B        CLASS(3)
- - --------------------------------------------------------   --------       --------       ----------
Dealey D. Herndon(1)*...................................    538,538(14)    652,812(15)       5.9%
2903 Tarry Trail
Austin, Texas 78703

Lester A. Levy*.........................................      7,000(16)      6,000(17)       ***
2727 Chemsearch Boulevard
Irving, Texas 75062

Arturo Madrid, Ph.D.**..................................        -0-            -0-           ***
Trinity University
715 Stadium Drive
San Antonio, Texas 78212

James M. Moroney, Jr.(1)*...............................    263,454(18)    573,461(19)       4.1%
A.H. Belo Corporation
P.O. Box 655237
Dallas, Texas 75265

Reece A. Overcash, Jr.**................................      6,200(20)      5,200(17)       ***
250 Carpenter Freeway
Irving, Texas 75062

Hugh G. Robinson*.......................................      5,300(21)        -0-           ***
4140 Office Parkway
Dallas, Texas 75204

William H. Seay*........................................      5,000(22)        -0-           ***
5500 Preston Road
Suite 385
Dallas, Texas 75205

William T. Solomon**....................................      6,000(16)     15,000(17)       ***
3535 Travis
Suite 300
Dallas, Texas 75204

Thomas B. Walker, Jr.**.................................      9,000(16)      8,000(17)       ***
100 Crescent Court
Suite 1000
Dallas, Texas 75201

J. McDonald Williams*...................................      9,000(16)      8,000(17)       ***
3500 Trammell Crow Center
2001 Ross Avenue
Dallas, Texas 75201

Heine Securities Corporation++..........................  1,139,800(23)        -0-           5.6%
51 J.F.K. Parkway
Short Hills, New Jersey 07078

Luther King Capital Management, Inc.++..................  1,040,232            -0-           5.1%
301 Commerce Street
Suite 1600
Fort Worth, Texas 76102

Michigan Department of Treasury Bureau of
  Investments++.........................................    407,490(24)    797,100(24)       6.0%
P.O. Box 30177
Lansing, Michigan 48909

All directors and executive officers as a group (19
  persons)..............................................  2,088,162(25)  2,770,422(26)      23.7%(27)

- - ------------

      * Director
     ** Director and Nominee
    *** Less than one percent
      + Executive Officer
     ++ Shareholder
    +++ Mr. Sheehan, formerly President, Chief Operating Officer, and a director of the
        Company, retired on December 31, 1993.

 (1) The family relationships among the directors, executive officers, and principal shareholders are as follows: Joe M. Dealey and James M. Moroney, Jr. are cousins and are cousins of each of Robert W. Decherd and Dealey D. Herndon; and Robert W. Decherd and Dealey D. Herndon are brother and sister.

 (2) Series B shares are convertible at any time on a share-for-share basis into Series A shares. For purposes of determining the number of Series A shares beneficially owned by the individuals and entities listed, the individual or entity may be deemed to be the beneficial owner of the Series A shares into which the Series B shares owned are convertible. The numbers listed in the Series A column, however, do not reflect these Series A shares that may be so deemed to be beneficially owned by the individual or entity listed. If the Series A shares into which Series B shares held are convertible were included in the Series A shares total, and if the percent of Series A shares so held were calculated pursuant to Rule 13d-3(d)(1) of the Securities Exchange Act of 1934, the individuals and entities listed would be deemed to be the beneficial owners of the following percentages of the Series A shares: Mr. Decherd -- 10.1%; Mr. Dealey -- 6.1%; Mrs.
     Herndon -- 7.9%; Mr. Moroney -- 5.6%; Heine Securities Corporation -- 7.9%; Luther King Capital Management, Inc. -- 7.2%; Michigan Department of Treasury -- 7.9%; and all directors and executive officers as a group -- 27.8%. All other individuals listed would be deemed to own less than 1% of the Series A shares. See footnote (3).

 (3) "Percent of Class" is calculated by taking the total number of Series A and Series B shares beneficially owned by the individual or entity listed and dividing that number by the total number of Series A and Series B shares outstanding.

 (4) Includes 63,554 Series A shares subject to presently exercisable options and 41,548 Series A restricted shares issued under the Company's 1986 Long Term Incentive Plan. Does not include 300 Series A shares owned by Mr. Decherd's wife, 1,160 Series A shares owned by Mr. Decherd's son, 25,060 Series A shares held in trusts for which Mr. Decherd serves as trustee, and 34,652 Series A shares held in trusts for the benefit of Mr. Decherd's children, as to all of which shares Mr. Decherd disclaims beneficial ownership.

 (5) Does not include 300 Series B shares owned by Mr. Decherd's wife, 1,160 Series B shares owned by Mr. Decherd's son, 40,090 Series B shares held in trusts for which Mr. Decherd serves as trustee, and 32,552 Series B shares held in trusts for the benefit of Mr. Decherd's children, as to all of which shares Mr. Decherd disclaims beneficial ownership.

 (6) Includes 75,732 Series A shares subject to presently exercisable options and 39,530 Series A restricted shares issued under the Company's 1986 Long Term Incentive Plan.

 (7) Includes 20,208 Series A shares subject to presently exercisable options and 35,430 Series A restricted shares issued under the Company's 1986 Long Term Incentive Plan.

 (8) Includes 13,761 Series A shares subject to presently exercisable options and 13,930 Series A restricted shares issued under the Company's 1986 Long Term Incentive Plan.

 (9) Includes 6,000 Series A shares subject to presently exercisable options issued under the Company's 1986 Long Term Incentive Plan. Does not include 2,600 Series A shares held in trust or custody for the benefit of Mr. Bassett's children, 70,183 Series A shares owned by Mr. Bassett's wife, and 15,000

     Series A shares held in trusts for which Mr. Bassett's wife serves as trustee, as to all of which shares Mr. Bassett disclaims beneficial ownership.

(10) Includes 5,000 Series B shares subject to presently exercisable options issued under the Company's 1986 Long Term Incentive Plan. Does not include 18,341 Series B shares held in trust or custody for the benefit of Mr. Bassett's children, 79,580 Series B shares owned by Mr. Bassett's wife, and 15,000 Series B shares held in trusts for which Mr. Bassett's wife serves as trustee, as to all of which shares Mr. Bassett disclaims beneficial ownership.

(11) Includes 4,000 Series A shares subject to presently exercisable options issued under the Company's 1986 Long Term Incentive Plan. In October 1993, a Form 4 reporting one transaction by Dr. Craven was filed three weeks after the due date.

(12) Includes 6,000 Series A shares subject to presently exercisable options issued under the Company's 1986 Long Term Incentive Plan. Also includes 30,000 Series A shares owned by the E. M. Dealey Trust, for which Mr. Dealey shares the voting power as a co-trustee, and as to which shares Mr. Dealey disclaims beneficial ownership, but does not include 300 Series A shares owned by Mr. Dealey's wife, as to which shares Mr. Dealey also disclaims beneficial ownership.

(13) Includes 5,000 Series B shares subject to presently exercisable options issued under the Company's 1986 Long Term Incentive Plan. Also includes 30,000 Series B shares owned by the E. M. Dealey Trust, for which Mr. Dealey shares the voting power as a co-trustee, and as to which shares Mr. Dealey disclaims beneficial ownership, but does not include 300 Series B shares owned by Mr. Dealey's wife, as to which shares Mr. Dealey also disclaims beneficial ownership.

(14) Includes 6,000 Series A shares subject to presently exercisable options issued under the Company's 1986 Long Term Incentive Plan. Does not include 25,000 Series A shares owned by Mrs. Herndon's husband, 16,740 Series A shares held in trust for the benefit of Mrs. Herndon's children, and 24,614 Series A shares held in trusts for which Mrs. Herndon serves as trustee, as to all of which shares Mrs. Herndon disclaims beneficial ownership.

(15) Does not include 7,090 Series B shares held in trust for the benefit of Mrs. Herndon's children, and 24,614 Series B shares held in trusts for which Mrs. Herndon serves as trustee, as to all of which shares Mrs. Herndon disclaims beneficial ownership.

(16) Includes 6,000 Series A shares subject to presently exercisable options issued under the Company's 1986 Long Term Incentive Plan.

(17) Includes 5,000 Series B shares subject to presently exercisable options issued under the Company's 1986 Long Term Incentive Plan.

(18) Includes 6,000 Series A shares subject to presently exercisable options issued under the Company's 1986 Long Term Incentive Plan. Does not include 10,500 Series A shares owned by Mr. Moroney's wife, as to which shares Mr. Moroney disclaims beneficial ownership.

(19) Includes 5,000 Series B shares subject to presently exercisable options issued under the Company's 1986 Long Term Incentive Plan. Does not include 10,500 Series B shares owned by Mr. Moroney's wife, as to which shares Mr. Moroney disclaims beneficial ownership.

(20) Includes 6,000 Series A shares subject to presently exercisable options issued under the Company's 1986 Long Term Incentive Plan. Does not include 400 Series A shares held in trusts for the benefit of Mr. Overcash's children for which Mr. Overcash serves as co-trustee, and as to which shares Mr. Overcash disclaims beneficial ownership.

(21) Includes 5,000 Series A shares subject to presently exercisable options issued under the Company's 1986 Long Term Incentive Plan.

(22) Includes 1,000 Series A shares subject to presently exercisable options issued under the Company's 1986 Long Term Incentive Plan.

(23) Shares are beneficially held, to the Company's knowledge, by Heine Securities Corporation as investment advisor to one or more of its advisory clients.

(24) Shares are held, to the Company's knowledge, by the Michigan Department of Treasury Bureau of Investments as custodian for the following State of Michigan employee retirement plans: Michigan Public School Employees' Retirement System Funds, State Employees' Retirement System Funds, Michigan State Police Retirement System Funds, and Michigan Judges' Retirement System Funds.

(25) Includes 245,267 Series A shares subject to presently exercisable options.

(26) Includes 40,000 Series B shares subject to presently exercisable options.

(27) Represents approximately 40.1% of the voting power of all outstanding shares of Common Stock.

     As of March 18, 1994, Cede & Co., a central clearinghouse and nominee in New York, New York, was the record holder of 11,650,517 Series A shares (approximately 57.4% of the total outstanding shares of Common Stock, representing approximately 16.2% of the voting power of the total outstanding shares of Common Stock).

                               QUORUM AND VOTING

     The presence, in person or by proxy, of the holders of a majority of the voting power of the outstanding shares of Common Stock of the Company entitled to vote is necessary to constitute a quorum at the meeting; provided, however, that in no event may a quorum consist of less than one-third of the outstanding shares of Common Stock entitled to vote. The affirmative vote of a plurality of the voting power represented at the meeting and entitled to vote is required for the election of directors. All other matters to be voted on will be decided by a majority of the voting power represented at the meeting and entitled to vote. A holder of Series A shares will be entitled to one vote per Series A share as to each matter properly brought before the meeting, and a holder of Series B shares will be entitled to 10 votes per Series B share as to each matter properly brought before the meeting. The holders of Series A shares and Series B shares vote together as a single class on all matters except with respect to (1) any amendments to the Company's Certificate of Incorporation that alter or change the powers, preferences, or special rights of their respective series so as to affect them adversely, and (2) such other matters as require class votes under the Delaware General Corporation Law. Cumulative voting is not permitted in the election of directors. Abstentions and broker non-votes are each included in the determination of the number of shares present at the meeting for purposes of determining a quorum. Abstentions and broker non-votes have no effect on determinations of plurality, except to the extent that they affect the total votes received by any particular candidate. For matters other than (i) the election of directors and (ii) matters requiring approval of a specified percentage of the outstanding shares, abstentions will have the effect of negative votes but broker non-votes will have no effect since they are not treated as shares entitled to vote on such matter.

                             ELECTION OF DIRECTORS

     The Bylaws of the Company provide that the Board of Directors is to be divided into three classes, approximately equal in number, with staggered terms of three years. Classes I and II consist of five directors each and Class III consists of six directors. The five nominees designated by the Board of Directors for election as Class II directors at the 1994 Annual Meeting each will serve a three-year term if elected.

NOMINEES FOR DIRECTORS

     Class II Directors (Term expires in 1997)

- - -----------------    ROBERT W. DECHERD, age 42, has served as a director of the Company since
                     March 1976. He has been Chairman of the Board and Chief Executive
- - -----------------    Officer of the Company since January 1987. Mr. Decherd became President of the Company in January 1994, and previously served as President from
                     1985 through December 1986. From January 1984 through December 1986, he served as Chief Operating Officer.

- - -----------------    ARTURO MADRID, PH.D., age 55, is the Murchison Distinguished Professor
                     of the Humanities at Trinity University in San Antonio, Texas. He
- - -----------------    assumed this position in September 1993 after serving from 1984 until
                     1993 as the founding president of the Tomas Rivera Center, a national institute co-located at Trinity and the Claremont (CA.) Graduate School which focuses on Latino policy issues. The Board of Directors added Dr.
                     Madrid as a new Class II director, effective January 1, 1994.

- - -----------------    REECE A. OVERCASH, JR., age 67, has served as a director of the Company since April 1983. He is the Chairman of the Board of Directors and Chief
- - -----------------    Executive Officer of Associates Corporation of North America, a
                     consumer/commercial finance company, having joined The Associates in
                     April 1975 as President and Chief Operating Officer. Mr. Overcash is a
                     member of the Boards of Directors of National Gypsum Company and Duke
                     Power Company.

- - -----------------    WILLIAM T. SOLOMON, age 51, has served as a director of the Company since April 1983. He is the Chairman, President and Chief Executive
- - -----------------    Officer of Austin Industries, Inc., a general construction company, a position he has held since 1987. Prior to 1987, Mr. Solomon was
                     President and Chief Executive Officer of Austin Industries, Inc.

- - -----------------    THOMAS B. WALKER, JR., age 70, has served as a director of the Company since April 1982. He has been a partner, either general or limited, in
- - -----------------    The Goldman Sachs Group, L.P., investment bankers, since 1968. Mr.
                     Walker is a member of the Boards of Directors of NCH Corporation, SYSCO
                     Corporation, and Central and South West Corporation.

     In the event that a nominee is unable to serve or for good cause will not serve, the proxies will be voted at the meeting for such other person as the Board of Directors of the Company may recommend.

DIRECTORS CONTINUING IN OFFICE

     Class III Directors (Term expires in 1995)

- - -----------------    JUDITH L. CRAVEN, M.D., M.P.H., age 48, has served as a director of the
                     Company since December 1992. Since July 1992, she has served as
- - -----------------    President of the United Way of the Texas Gulf Coast. From February 1983
                     to June 1992, Dr. Craven served as Dean of the School of Allied Health
                     Sciences of the University of Texas Health Science Center at Houston and
                     from September 1987 to June 1992 as Vice President of Multicultural
                     Affairs for the University of Texas Health Science Center.

- - -----------------    JOE M. DEALEY, age 74, has served as a director of the Company since
                     February 1952. He was Chairman of the Board of Directors of the Company
- - -----------------    from 1980 through April 1984, and served as Chief Executive Officer of the Company from 1960 through December 1982.

- - -----------------    DEALEY D. HERNDON, age 47, has served as a director of the Company since
                     May 1986. Mrs. Herndon is the Executive Director of the State
- - -----------------    Preservation Board of the State of Texas and is a director of the
                     Friends of the Governor's Mansion and St. Edward's University in Austin,
                     Texas. Mrs. Herndon is active in a variety of civic organizations in
                     Austin, Texas.

- - -----------------    WARD L. HUEY, JR., age 55, has served as a director of the Company since
                     April 1982. He has been Vice Chairman of the Board and President,
- - -----------------    Broadcast Division since January 1987. He was President and Chief
                     Executive Officer of the Company's broadcasting subsidiary, Belo
                     Broadcasting Corporation, from April 1981 through December 31, 1986, at which time the stock ownership of the broadcasting subsidiaries changed from Belo Broadcasting Corporation to the Company.

- - -----------------    JAMES M. MORONEY, JR., age 72, has served as a director of the Company since February 1952. He served as Chairman of the Board of the Company
- - -----------------    from April 1984 through December 1986, and from January 1983 through
                     December 1986 he also served as Chief Executive Officer of the Company.
                     Mr. Moroney is a member of the Board of Directors of Newsprint South,
                     Inc.

- - -----------------    HUGH G. ROBINSON, age 61, has served as a director of the Company since
                     May 1989. Mr. Robinson is Chairman and Chief Executive Officer of The
- - -----------------    Tetra Group, a construction management firm. He has held that position since 1989, and for more than five years prior to such date Mr. Robinson was President of Cityplace Development Corporation, a real estate development subsidiary of The Southland Corporation. Mr. Robinson is a former Chairman and Board member of the Federal Reserve Bank of Dallas, and is currently a member of the Boards of Directors of Lomas Financial
                     Corporation, TU Electric Company, and Guaranty Federal Savings Bank.

     Class I Directors (Term expires in 1996)

- - -----------------    JOHN W. BASSETT, JR., age 56, has served as a director of the Company since March 1979. He is a practicing attorney and has been a stockholder
- - -----------------    in the law firm of Atwood, Malone, Mann & Turner, P.A., Roswell, New
                     Mexico, for more than the past five years.

- - -----------------    LESTER A. LEVY, age 71, has served as a director of the Company since
                     April 1985. He has been Chairman of the Board of Directors of NCH
- - -----------------    Corporation, a chemical products company, since 1965 and has been with
                     NCH Corporation since 1946.

- - -----------------    BURL OSBORNE, age 56, has served as a director of the Company since
                     January 1987. Since January 1991, Mr. Osborne has been Publisher and
- - -----------------    Editor of The Dallas Morning News, Inc., a subsidiary of the Company.
                     Mr. Osborne was President and Editor of The Dallas Morning News, Inc.
                     from 1985 through December 1990.

- - -----------------    WILLIAM H. SEAY, age 74, has served as a director of the Company since
                     March 1973. He was Chairman of the Board of Directors and Chief
- - -----------------    Executive Officer of Southwestern Life Insurance Company from 1970 until his retirement in November 1984.

- - -----------------    J. MCDONALD WILLIAMS, age 52, has served as a director of the Company since April 1985. Since January 1991, Mr. Williams has been President
- - -----------------    and Chief Executive Officer of Trammell Crow Company, a real estate development firm.From 1977 to December 1990, he was managing partner of
                     Trammell Crow Company.

MEETINGS AND COMMITTEES OF BOARD OF DIRECTORS

     The Board of Directors held a total of six meetings in 1993. Each director attended at least seventy-five percent of the aggregate of the total number of meetings held by the Board of Directors and the total number of meetings held by all committees of the Board on which he or she served, except for Mr. Sheehan. The Board of Directors has an Audit Committee, a Compensation Committee, and a Directors Planning Committee, all of the members of each of which are nonemployee directors.

     Audit Committee. The Audit Committee consists of Judith L. Craven, Dealey
D. Herndon, Arturo Madrid, Hugh G. Robinson, and Thomas B. Walker, Jr. Mr. Robinson serves as Chairman of the Audit Committee. The Audit Committee consults with the Company's independent auditors and with personnel from the internal audit and financial staffs with respect to corporate accounting, reporting, and internal control practices. The Audit Committee met two times during 1993.

     Compensation Committee. The Compensation Committee consists of John W. Bassett, Jr., Lester A. Levy, William H. Seay, and J. McDonald Williams. Mr. Williams serves as Chairman of the Compensation Committee. The Compensation Committee makes recommendations to the Board of Directors for salary and bonus levels for executive officers and total compensation for senior executive officers, and administers the Company's 1986 Long Term Incentive Plan, Executive Compensation Program, Employee Savings and Investment Plan, Supplemental Executive Retirement Plan, and Management Security Plan. The Compensation Committee met three times during 1993.

     Directors Planning Committee. The Directors Planning Committee consists of Joe M. Dealey, Dealey D. Herndon, Lester A. Levy, James M. Moroney, Jr., Reece
A. Overcash, Jr., William T. Solomon, and Thomas B. Walker, Jr. Mr. Overcash serves as Chairman of the Directors Planning Committee. The Directors

Planning Committee reviews possible nominees for openings on the Board of Directors and reviews the long-range financial and strategic planning efforts of the Company. The Directors Planning Committee met two times in 1993.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The executive officers of the Company are as follows:

            NAME                    OFFICE CURRENTLY HELD        OFFICE HELD SINCE
- - -----------------------------  --------------------------------  -----------------
Robert W. Decherd............  Chairman of the Board, President         1987(1)
                               and Chief Executive Officer
Ward L. Huey, Jr. ...........  Vice Chairman of the Board and           1987(1)
                               President, Broadcast Division
Burl Osborne.................  Publisher and Editor of                  1991(1)
                               The Dallas Morning News, Inc.
Michael J. McCarthy..........  Senior Vice President, General           1987(2)
                               Counsel and Secretary
Michael D. Perry.............  Senior Vice President, Chief             1987(3)
                               Financial Officer

- - ------------

(1) Member of the Board of Directors. (See "Election of Directors" above for additional information.) Mr. Decherd became President of the Company again in January 1994.

(2) Mr. McCarthy, age 49, has been Senior Vice President of the Company since January 1987 and has been Secretary and General Counsel since October 1985. He served as Vice President of the Company from 1985 to 1987. From 1973 to September 1985, Mr. McCarthy was an associate and then partner in the law firm of Dow, Lohnes & Albertson in Washington, D.C.

(3) Mr. Perry, age 47, has been Senior Vice President, Chief Financial Officer of the Company since November 1987. From January 1989 through December 1991, Mr. Perry was also Treasurer. He served as Vice President, Controller of the Company from January 1984 to November 1987.

                    EXECUTIVE COMPENSATION AND OTHER MATTERS

     The following information summarizes annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1993, 1992, and 1991 of the Chief Executive Officer and the other four most highly compensated executive officers of the Company:

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                             ANNUAL COMPENSATION            COMPENSATION AWARDS
                                    --------------------------------------  --------------------
                                                                                      SECURITIES
                                                                            RESTRICTED UNDERLYING
          NAME AND                                            OTHER ANNUAL   STOCK     OPTIONS/    ALL OTHER
          PRINCIPAL                                           COMPENSATION  AWARD(S)     SARS     COMPENSATION
          POSITION            YEAR  SALARY ($)(1)  BONUS ($)     ($)(2)     ($)(3)(4)    (#)       ($)(5)(6)
- - ----------------------------- ----- -------------  ---------  ------------  --------  ----------  ------------
Robert W. Decherd              1993   $ 547,500    $ 393,750       --       $354,510    26,100      $ 60,430
Chairman and Chief             1992   $ 522,500    $ 375,000       --       $397,290    29,010      $ 58,153
Executive Officer              1991   $ 524,000            0       --       $290,000    40,000      $ 18,226
James P. Sheehan               1993   $ 450,500    $ 247,131       --              0         0      $119,602
President and Chief            1992   $ 418,100    $ 531,865       --       $245,480    17,880      $119,230
Operating Officer              1991   $ 419,600            0       --       $245,920    34,300      $ 21,334
Ward L. Huey, Jr.              1993   $ 399,200    $ 131,381       --       $245,700    18,100      $ 81,058
Vice Chairman and President,   1992   $ 370,700    $ 235,035       --       $206,720    15,080      $ 76,574
Broadcast Division             1991   $ 371,200            0       --       $187,920    28,000      $ 22,403
Burl Osborne                   1993   $ 385,500    $ 171,878       --       $228,150    16,805      $133,428
Publisher and Editor of        1992   $ 352,500    $ 410,375       --       $197,030    14,370      $160,111
The Dallas Morning News, Inc.  1991   $ 354,000            0       --       $167,040    25,700      $ 22,630
Michael J. McCarthy            1993   $ 215,300    $ 104,958       --       $103,350     7,605      $ 20,491
Senior Vice President,         1992   $ 205,000    $  99,937       --       $ 77,520     5,730      $ 19,534
General Counsel and            1991   $ 187,800            0       --       $232,000    10,200      $ 12,008
Secretary

- - ------------

(1) For 1993 and 1992, these amounts include annual director fees of $22,500 for each of Mr. Decherd, Mr. Sheehan, Mr. Huey, and Mr. Osborne. For 1991, these amounts include annual director fees of $24,000 for each of Mr. Decherd, Mr. Sheehan, and Mr. Osborne and $23,000 for Mr. Huey.

(2) The total value of executive perquisites and benefits did not exceed the lesser of (1) $50,000 or (2) 10% of the total annual salary and bonuses for any executive listed above.

(3) The unrealized value of the Company's restricted Series A shares reflected in this column is based upon the date of grant closing market price of unrestricted Series A shares. No restricted Series B shares are currently outstanding. As of December 31, 1993, the total number and value of the Company's Series A shares subject to restrictions held by the executive officers listed in the Summary Compensation Table above were as follows:

                                                                            RESTRICTED SERIES A       VALUE
                                                                                SHARES (#)             ($)
                                                                            -------------------     ---------
         Robert W. Decherd................................................         41,548           $2,202,044
         James P. Sheehan.................................................              0                    0
         Ward L. Huey, Jr. ...............................................         39,530           $2,095,090
         Burl Osborne.....................................................         35,430           $1,877,790
         Michael J. McCarthy..............................................         13,930           $  738,290

(4) Dividends are paid on the restricted shares denoted in this column. One-half of the restricted shares awarded are subject to possible forfeiture in equal increments over a four-year period unless the Company meets specified annual performance goals. All of the restricted shares are subject to a restriction on disposition until approximately six weeks following the fourth anniversary of the date of grant.

(5) Amounts in this column consist of the $97,384 paid to Mr. Sheehan on December 31, 1993 described in footnote (6) as well as the following dollar values of premiums for life insurance purchased on behalf of the named individuals under the Company's Management Security Plan, amounts contributed by the Company to the Company's Employee Savings and Investment Plan (a non-discriminatory retirement plan established pursuant to Section 401(k) of the Internal Revenue Code), and amounts contributed to the Company's Supplemental Executive Retirement Plan (the "SERP") for 1993:

                                                                EMPLOYEE
                                                MANAGEMENT     SAVINGS AND
                                                 SECURITY      INVESTMENT          SERP
                                                   PLAN           PLAN         CONTRIBUTION
                                                   ($)             ($)             ($)
                                                ----------     -----------     ------------
Robert W. Decherd.............................   $ 15,724        $ 3,362         $ 41,344
James P. Sheehan..............................   $ 18,791        $ 3,427                0
Ward L. Huey, Jr..............................   $ 19,861        $ 3,148         $ 58,049
Burl Osborne..................................   $ 20,087        $ 3,375         $109,966
Michael J. McCarthy...........................   $  9,465        $ 3,660         $  7,366

(6) In August 1993, the Company announced Mr. Sheehan's retirement from the Company and entered into an Employment and Consultation Agreement (the "Agreement") with Mr. Sheehan, pursuant to which the parties agreed that Mr. Decherd would immediately assume Mr. Sheehan's operating responsibilities and, effective December 31, 1993, Mr. Sheehan would resign as President and as a director of the Company and would become a consultant to the Company. Under the Agreement, Mr. Sheehan agreed to serve as a consultant to the Company from January 1, 1994 through June 30, 1997 and the Company agreed to pay Mr. Sheehan $97,384 on December 31, 1993 and $17,833.33 per month thereafter during such consultation period for his services. In connection with the Agreement, the performance-oriented and time-lapse restrictions relating to 39,970 restricted shares held by Mr. Sheehan were removed as of the date of the Agreement, and Mr. Sheehan's remaining 5,390 restricted shares were forfeited. The Agreement also provided for the amendment of certain options granted to Mr. Sheehan under the Company's 1986 Long Term Incentive Plan to accelerate the vesting of options to purchase a total of 26,442 Series A shares. The Agreement further provided that all options held by Mr. Sheehan that were either unvested or unexercised on December 31, 1993 would be forfeited. As a result, options to purchase a total of 21,018 Series A shares were forfeited. The Company also agreed to continue paying for Mr. Sheehan's term life insurance premiums for 50 weeks following December 31, 1993.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The Company makes annual grants of stock options to executive officers and other key employees under its Executive Compensation Program pursuant to the Company's 1986 Long Term Incentive Plan. (For a description of the Executive Compensation Program, see "Report on Executive Compensation" on page 17.) The following table provides additional information regarding options and limited stock appreciation rights granted during 1993 to the named executive officers:

                                            NUMBER OF    % OF TOTAL
                                            SECURITIES    OPTIONS/
                                            UNDERLYING      SARS
                                             OPTIONS/    GRANTED TO   EXERCISE                GRANT DATE
                                               SARS      EMPLOYEES    OR BASE                  PRESENT
                                             GRANTED     IN FISCAL     PRICE     EXPIRATION     VALUE
                   NAME                       (#)(1)        YEAR       ($/SH)       DATE        ($)(2)
- - ------------------------------------------  ----------   ----------   --------   ----------   ----------
Robert W. Decherd.........................    26,100         9.4%     $ 48.750     12/15/03   $477,630.00
James P. Sheehan..........................         0           0%          N/A          N/A           N/A
Ward L. Huey, Jr. ........................    18,100         6.5%     $ 48.750     12/15/03   $331,230.00
Burl Osborne..............................    16,805         6.0%     $ 48.750     12/15/03   $307,531.50
Michael J. McCarthy.......................     7,605         2.7%     $ 48.750     12/15/03   $139,171.50

- - ------------

(1) All options were granted on December 15, 1993 and become exercisable in increments of 40% after one year and 30% after years two and three. Options are granted in tandem with limited stock appreciation rights, which become exercisable upon an Acceleration Date. See the definition of Acceleration Date in "Compensation Pursuant to Certain Retirement Plans -- Pension Plan" below. These rights provide an opportunity for the holder to receive an amount in cash equal to the difference between the exercise price of the options and the greater of the highest fair market value of the underlying shares for the 90 days prior to the exercise date or the highest per share price paid in certain takeover-related events. Upon the occurrence of an Acceleration Date, all of the options and limited stock appreciation rights would become immediately exercisable, unless the Board of Directors has adopted resolutions making the acceleration provisions inoperative. The Company's Compensation Committee also may accelerate the exercisability of any option at any time. The 1986 Long Term Incentive Plan further provides for the payment of the exercise price of an option with shares of Company Common Stock, upon the approval of the Company's Compensation Committee. In addition, the 1986 Long Term Incentive Plan permits an optionee under certain circumstances to cause the Company to withhold shares issued upon the exercise of an option granted under that plan in payment of the taxes due upon the exercise of such option.

(2) These values are determined using the Black-Scholes Option Pricing Model. The Black-Scholes Option Pricing Model is one of the methods permitted by the Securities and Exchange Commission for estimating the present value of options. The actual value of the stock options that an executive officer may realize, if any, will depend on the excess of the market price on the date of exercise over the exercise price. The Black-Scholes Option Pricing Model is based on assumptions as to certain variables as described in the following sentence, so there is no assurance that an individual will actually realize the option values presented in this table. The values listed above were based on the following assumptions: volatility (measured as the annualized standard deviation of the sample, as determined from the past 20 quarters, ending with the third quarter of 1993) -- .2145; risk free rate of return -- 5.84%; dividend yield -- 1.2%; time of exercise -- 10 years; and discount for risk of forfeiture -- 3%.

                       AGGREGATED OPTION/SAR EXERCISES IN
             LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

     The following table shows information concerning the exercise of stock options during 1993 by the named executive officers and the estimated value of unexercised options held by such individuals at year-end:

                                                                                NUMBER OF
                                                                                SECURITIES      VALUE OF
                                                                                UNDERLYING    UNEXERCISED
                                                                               UNEXERCISED    IN-THE-MONEY
                                                                               OPTIONS/SARS   OPTIONS/SARS
                                                                                AT FY-END      AT FY-END
                                            SHARES ACQUIRED                        (#)           ($)(3)
                                              ON EXERCISE     VALUE REALIZED   EXERCISABLE/   EXERCISABLE/
                   NAME                         (#)(1)            ($)(2)       UNEXERCISABLE  UNEXERCISABLE
- - ------------------------------------------  ---------------   --------------   ------------   ------------
Robert W. Decherd.........................       40,500         $  723,813         63,554/     $1,151,138/
                                                                                   55,506      $  618,676
James P. Sheehan..........................       97,092         $1,602,081            0/0           $0/$0

Ward L. Huey, Jr. ........................       60,000         $1,327,268         75,732/     $1,632,759/
                                                                                   35,548      $  392,756
Burl Osborne..............................       72,700         $1,427,269         20,208/     $  415,390/
                                                                                   33,137      $  365,314
Michael J. McCarthy.......................       10,961         $  200,678         13,761/     $  258,669/
                                                                                   14,103      $  149,166

- - ------------

(1) All of these shares of the Company's Common Stock that were acquired upon the exercise of stock options were Series A shares, except for the following amounts of Series B shares that were acquired upon the exercise of such options by the following executive officers: Mr. Huey, 22,885 shares; and Mr. Osborne, 20,925 shares.

(2) Based on the closing price of the Company's Series A shares on the New York Stock Exchange -- Composite Transactions on the respective exercise dates.

(3) Based on the closing price of $53.00 of the Company's Series A shares on the New York Stock Exchange -- Composite Transactions on December 31, 1993.

COMPENSATION PURSUANT TO CERTAIN RETIREMENT PLANS

     Pension Plan. The Company maintains a non-contributory pension plan available to substantially all of its employees who have completed one year of service and have reached 21 years of age. The following table reflects the expected annual benefits, computed on a 10-year certain and life annuity basis, payable under the plan to a fully vested executive officer of the Company upon retirement at age 65 after the credited years of service and at the annual remuneration levels set forth in the table.

     AVERAGE ANNUAL                                  YEARS OF SERVICE(1)(2)
   COMPENSATION DURING     --------------------------------------------------------------------------
    FINAL FIVE YEARS          10         15         20         25         30         35         40
- - -------------------------  --------   --------   --------   --------   --------   --------   --------
     $150,000............  $ 20,899   $ 31,349   $ 41,798   $ 52,248   $ 62,697   $ 73,147   $ 81,397
     $250,000............  $ 35,399   $ 53,099   $ 70,798   $ 88,498   $106,197   $111,727   $111,727
     $350,000............  $ 49,899   $ 74,849   $ 99,798   $111,727   $111,727   $111,727   $111,727
     $450,000............  $ 64,399   $ 96,599   $111,727   $111,727   $111,727   $111,727   $111,727
     $550,000............  $ 78,899   $111,727   $111,727   $111,727   $111,727   $111,727   $111,727
     $650,000............  $ 93,399   $111,727   $111,727   $111,727   $111,727   $111,727   $111,727
     $750,000............  $107,899   $111,727   $111,727   $111,727   $111,727   $111,727   $111,727
     $850,000 or above...  $111,727   $111,727   $111,727   $111,727   $111,727   $111,727   $111,727

- - ------------

(1) Benefits listed in the table above are not subject to reduction for Social Security amounts.

(2) The table above does not reflect all of the limitations on accrued benefits imposed by Section 415 of the Internal Revenue Code of 1986, as amended, which currently limits such benefits to $118,800. Prior to January 1, 1983, actual benefits were accrued subject to a maximum limitation of $136,425. The table also does not reflect the limitations imposed by Section 401(a)(17) of the Internal Revenue Code on annual compensation to be taken into account in determining pension benefits, which amount currently is limited to $150,000.

     The Company's pension plan provides for the payment of a monthly retirement benefit based on credited years of service and average of five consecutive years of highest annual compensation out of the ten most recent calendar years of employment. Compensation covered under the plan is regular pay plus overtime, bonuses, commissions and any contribution made by the Company on behalf of an employee pursuant to a deferral election under any benefit plan containing a cash or deferred arrangement. Covered compensation excludes any non-cash earnings and any Company matching contributions to the Employee Savings and Investment Plan. A participant's interest in the plan becomes fully vested upon completion of five credited years of service, or upon attainment of age 62, whichever first occurs. Retirement benefits under the plan are paid to participants upon normal retirement at the age of 65 or later, or upon early retirement, which may occur at age 55, provided the participant has completed five years of credited service. The plan also provides for the payment of death benefits. The five executive officers named in the Summary Compensation Table above have credited years of service under the plan as follows: Mr.
Decherd -- 20 years; Mr. Sheehan -- 12 years; Mr. Huey -- 33 years; Mr.
Osborne -- 13 years; and Mr. McCarthy -- 8 years. The covered compensation of such persons under the pension plan is substantially the same as the annual compensation indicated in the Summary Compensation Table on page 12, except that such covered compensation was capped at $235,840 for all participants in 1993 and will be capped at $150,000 in 1994.

     Upon the occurrence of certain events, (1) the benefits of all active participants in the pension plan become fully vested and nonforfeitable, and (2) the excess of plan assets over the present value of accrued benefits, if any, are applied to provide active participants with an additional vested benefit equivalent to the benefit such participants should have received under Department of Labor Regulations Section 2618.32(a) if the plan had then terminated. The events giving rise to (1) and (2) above are generally identical to those giving rise to an "Acceleration Date," as defined in the Company's 1986 Long Term Incentive Plan, except that the first purchase of shares of Common Stock pursuant to a tender offer or exchange offer does not constitute such an event. An "Acceleration Date" is generally defined in the 1986 Long Term Incentive Plan as the commencement of a tender offer or exchange offer, a change in control (which is deemed to occur when any group, entity, or other person that theretofore beneficially owned less than 30% of the total number of outstanding shares of Common Stock acquires shares, which acquisition results in such group, entity, or person having more than 30% beneficial ownership), approval or consummation of certain mergers, sales, exchanges, or dispositions of the Company's assets, or certain changes in the composition of the Board of Directors of the Company during any period of two consecutive years.

     Management Security Plan. The Management Security Plan was instituted as of January 1, 1980 to provide retirement and death benefits at a reduced cost through group rates to a select group of management and highly compensated employees, including the five executive officers listed in the Summary Compensation Table above, who contribute materially to the growth, development, and success of the Company. The Management Security Plan, other than the amounts of benefits awarded thereunder, is administered by a committee that serves at the discretion of the Board of Directors, the members of which committee may be participants in the plan. The Management Security Plan is currently administered by the Compensation Committee, none of whose members is a participant in the plan. The Management Security Plan provides for monthly retirement benefits payable for a total of 10 years following retirement and death benefits to the beneficiary of the covered employee in the event of death prior to retirement. Benefits are calculated according to specific formulae regarding participation date, salary, age and length of time as a plan participant at retirement, or age and length of time as a plan participant at time of death prior to retirement. The estimated annual benefits under the Management Security Plan payable upon retirement at age 65 to each of the executive officers named in the Summary Compensation Table other than Mr. Sheehan are as follows: Mr.
Decherd -- $384,588; Mr. Huey -- $120,012; Mr. Osborne -- $74,232; and Mr.
McCarthy -- $104,256. Upon Mr. Sheehan's retirement from the Company on December 31, 1993, his annual vested retirement benefit became fixed at $74,844. Amounts contributed to the Management Security Plan by the Company on behalf of the five executive officers named in the Summary Compensation Table for 1991, 1992, and 1993 are set forth in footnote (5) to the Summary Compensation Table on page 13 above.

COMPENSATION OF DIRECTORS

     In 1993, directors received $22,500 for serving on the Company's Board of Directors, and nonemployee directors also received $1,000 for each meeting of the Board of Directors attended. Directors who are committee chairmen (all of whom are nonemployee directors) receive $2,000 for each committee meeting attended. Nonemployee directors receive $1,000 for each committee meeting attended. Since May 1988, nonemployee directors of the Company have automatically received upon their first election a one-time grant of options to purchase 10,000 shares of the Company's Common Stock. Pursuant to an amendment to the 1986 Long Term Incentive Plan adopted at the 1992 Annual Meeting of Shareholders, each nonemployee director serving on May 6, 1992 received non-qualified options to purchase 2,500 Series A shares and thereafter, on each annual meeting date, automatically receives additional non-qualified options to purchase 2,500 Series A shares during each of the four following years (as long as such director continues to serve as a nonemployee director of the Company). Nonemployee directors elected after May 6, 1992 and before the Company's 1997 Annual Meeting of Shareholders will receive upon their first election the one-time grant of options to purchase 10,000 Series A shares and thereafter will automatically receive additional non-qualified options to purchase 2,500 Series A shares for each of the five following years (as long as such director continues to serve as a nonemployee director of the Company).

CERTAIN TRANSACTIONS

     In June 1992, the Company entered into a construction contract with a subsidiary of Austin Industries, Inc. relating to the expansion of certain printing facilities of The Dallas Morning News, Inc. The contract provides for total payments by the Company of approximately $19 million of which approximately $13.5 million was paid during the year ended December 31, 1993. William T. Solomon, a director of the Company, is Chairman, President, and Chief Executive Officer of Austin Industries, Inc.

     Since November 1984, the Company and its subsidiaries have leased automobiles from Trans-National Leasing, Inc. The Company made total payments during 1993 of approximately $500,000 to Trans-National Leasing, Inc. Since December 1992, Trans-National Leasing, Inc. has been owned by an affiliate of Associates Corporation of North America. Reece A. Overcash, Jr., a director and director nominee of the Company, is Chairman of the Board of Directors and Chief Executive Officer of Associates Corporation of North America.

                        REPORT ON EXECUTIVE COMPENSATION

THE COMMITTEE

     The Compensation Committee of the Board of Directors (the "Committee") is composed entirely of independent outside directors. This Committee makes recommendations to the Board of Directors regarding salary levels and annual bonus opportunities for executive officers, and in accordance with Rule 16b-3 of the Securities Exchange Act of 1934, makes the final determination regarding awards of restricted shares, stock options and other stock based awards to such persons.

     In accordance with Securities and Exchange Commission regulations, this report is being submitted jointly by the Compensation Committee and certain members of the Board of Directors, due to a modification by the Board (exclusive of those directors who are also Company employees) to the Compensation Committee's recommendation regarding the Chief Executive Officer's compensation, described below under "CEO Compensation."

EXECUTIVE COMPENSATION PROGRAM

     The Executive Compensation Program (the "ECP") was implemented January 1, 1989, replacing the Company's previously existing management incentive plans. The key elements of the ECP are an annual base salary, an annual target bonus opportunity, and long-term compensation consisting of stock options and, in certain limited cases, restricted shares issued under the 1986 Long Term Incentive Plan. The ECP is administered by the Committee, the members of which are not eligible to participate in the ECP. Officers of the Company and its subsidiaries, including the four senior executive officers named in the Summary Compensation Table above (collectively, the "Senior Executives") and the Chief Executive Officer, are automatically eligible to participate in the ECP. The Committee selects additional participants according to their ability to affect significantly the profitability of the Company. Levels of compensation for participants other than the Chief Executive Officer and the Senior Executives are determined in a manner similar to that described below for the Senior Executives.

     The ECP is designed to provide a competitive level of compensation to key executives, managers and professionals, through annual compensation as well as long-term awards. The goals of the ECP are: (1) to establish a competitive compensation program to attract, retain and motivate employees in those positions that most directly affect the Company's overall performance; (2) to encourage coordinated and sustained effort toward enhancing the Company's performance and maximizing the Company's value to its shareholders; and (3) to recognize and reward outstanding individual achievement. The receipt by participants of bonus amounts and up to one-half of restricted share awards is entirely dependent upon the achievement of Company financial performance targets.

     Long-term incentive awards are made in December of each year. Base salary levels and bonus opportunities are established each December for the following year. The Committee considers the total value of an ECP participant's compensation package to be the value of long-term incentive awards made at the end of each year, plus base salary and bonus opportunity as determined for the following fiscal year. However, the rules of the Securities and Exchange Commission require the reporting of compensation on a calendar year basis.

     The Committee works closely with the Chief Executive Officer and the Chief Financial Officer in formulating its recommendations. It is the policy of the Company to strive to establish a level for each element of a participant's compensation that is approximately equal to the seventy-fifth percentile for comparable media companies surveyed. This target percentile was established at a level that the Committee believes is necessary to attract and retain outstanding executives.

     In recommending levels of compensation under the ECP, the Committee uses an annual survey of media industry compensation practices. In the past, the Committee has used data from both a full survey and from a special cut of that survey consisting of those companies deemed to share both the financial and qualitative standards of the Company. In June 1993, the Committee determined that the special cut data provided a more appropriate comparison of the Company's compensation objectives with respect to base salary and bonus levels than the full survey. Consequently, the Committee decided that it would incorporate only the special cut survey in future analyses of these compensation elements. The Committee will continue to consider both surveys in connection with the stock-based elements of compensation, however, because the general survey offers a more comprehensive view of long-term compensation in public companies. With respect to 1993 compensation, the Committee considered both general and special cut compensation data at its December 1992 meeting in recommending base salary and bonus opportunity components for 1993 and at its meeting in December 1993 to determine long-term awards granted in 1993. The companies included in both the general compensation survey and the special cut survey vary somewhat from those included in the group of peer companies indicated in the Performance Graph on page 22 because certain companies included in the peer group do not participate in the compensation survey and some companies that participate in the compensation survey are not public companies. The survey is conducted by a nationally recognized compensation consultant.

     Base Salary. The base salaries of the Senior Executives (other than Mr. McCarthy) had been frozen at 1991 levels during 1992 and were somewhat below the target percentile reflected in the compensation surveys. In light of the improved financial performance of the Company in 1992, the Committee recommended an increase in the base salaries of the Senior Executives in 1993 to levels approximating the target percentile of the special cut survey aimed for by the Committee.

     Annual Performance Bonus Opportunity. Each ECP participant has an opportunity to earn an annual bonus based entirely upon the financial performance of the participant's organizational entity. The Committee uses a percent of the base salary of each ECP participant to establish the participant's bonus opportunity range, based on survey comparisons.

     The Committee also reviews minimum, target and maximum levels of performance for each organizational entity, based on business plans developed by Company management. Each Senior Executive's bonus opportunity is based on the performance of the entity that the executive has the most ability to influence. Corporate performance is measured by growth in earnings per share and performance of subsidiaries is measured by increases in operating cash flow. The minimum level for Company performance each year typically is established at the earnings per share or, in the case of subsidiaries, operating cash flow, level achieved during the previous fiscal year. In addition, the Board of Directors or the Compensation Committee may exclude the effect of unusual items from the calculation of the Company's or its subsidiaries' performance measurements. The Committee views growth in earnings per share as being an appropriate measurement for the bonus opportunity for certain participants because this measurement is a widely followed indicator of the Company's performance and serves to align the interests of management with those of shareholders. The Committee believes that operating cash flow is an appropriate performance measure at the subsidiary level because it is the most accurate indicator of an individual subsidiary's profitability and value.

     Bonus amounts for ECP participants are determined at the end of each calendar year. If minimum performance levels have not been achieved, participants earn no bonuses. Performance at the target level earns participants 100% of their bonus amounts, and performance at the maximum level earns participants 150% of their bonus amounts. If performance falls between the minimum level and the target level, participants receive a prorated amount up to the target bonus reflecting performance in excess of the minimum level. If performance falls between the target and maximum performance levels, participants receive 100% of their bonus amounts, plus an additional pro rata amount reflecting performance in excess of the target level. In extraordinary circumstances, the calculated bonus (other than that of the Chief Executive Officer) is subject to adjustment up or down by a maximum of 25% by the Chief Executive Officer in recognition of outstanding achievements that are not part of an entity's operating plan, or to ensure equitable payments that reflect the relative contribution of each participant. This prerogative has been exercised a total of seven times since the inception of the ECP and was not exercised during 1993.

     The Committee believes that linking the bonus directly to financial performance gives ECP participants an incentive to focus on management objectives. As a result of the financial performance of the applicable organizational entities for the 1993 fiscal year, the bonuses of the Senior Executives set forth in the Summary Compensation Table on page 12 represent the following percentages of their respective target bonus amounts: Mr. Sheehan, 122%; Mr. Huey, 78%; Mr. Osborne, 111%; and Mr. McCarthy, 150%.

     Special Bonus. Under the ECP, the Committee may recommend to the Board of Directors the establishment of special, quantifiable objectives for participants in extraordinary circumstances that merit one-time bonus opportunities. No special bonuses were recommended for 1993.

     Long-Term Awards. The long-term incentive components of the ECP are designed to encourage the retention of key executives, and the ultimate value of long-term awards is determined by the Company's performance as reflected in the market price of its stock. The Committee assigns to each ECP participant a long-term incentive factor, expressed as a percent of base salary. The Committee strives to set long-term incentive levels for participants that would place them at approximately the seventy-fifth percentile of the special cut survey considered by the Committee. In recommending levels of long-term incentive awards for participants, the Committee attempts to estimate the present value of these awards, assuming that the Company's growth approximates media industry norms, and making use of the Black-Scholes Option Pricing Model, a method permitted by the Securities and Exchange Commission for estimating the present value of options. The participant's long-term incentive factor times annual compensation reflects the estimated future value of the awards.

     Participants may be awarded a combination of stock options and/or restricted shares. However, restricted share awards are generally made only to senior executives of the Company and its subsidiaries. The proportionate amounts of stock options and restricted shares awarded are based upon recommendations by the Company's compensation consultants as to competitive practices of surveyed companies. Long-term awards are made pursuant to the Company's 1986 Long Term Incentive Plan (the "Plan"), which is administered by the Committee. Awards under the Plan, and the terms of the awards, are determined by the Committee. The Plan provides for full vesting of awards upon certain change of control events.

     While the value realizable from exercisable options and vested restricted shares is dependent upon the extent to which the Company's performance is reflected in the market price of its Common Stock at any particular point in time, the decision as to whether this value will be realized in any particular year is primarily determined by each individual executive. Accordingly, in analyzing annual compensation levels, the Committee does not consider gains realized during any particular year by any of the Senior Executives as a result of individual decisions to exercise stock options or to sell restricted shares received in previous years. (See the Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Options/SAR Values Table on page 14 for the amounts realized by the Senior Executives from option exercises in 1993 and the estimated unrealized value of unexercised options held by such persons as of December 31, 1993. See also footnote (3) to the Summary Compensation Table on page 12 for information regarding the estimated unrealized value of unvested restricted shares held by such persons as of December 31, 1993.)

     Stock Options. A total of 42,510 options for the Company's Series A shares were granted to Senior Executives in 1993. No options for the Company's Series B shares were granted in 1993. The Committee established an exercise price for such options equal to the market price of the Series A shares on the date of grant. (See the Option/SAR Grants in Last Fiscal Year Table on page 13, which reflects estimated potential future values of such options, based on the indicated assumptions.) The Committee has never granted options at exercise prices other than the market price on the date of grant and has never adjusted such prices retroactively (except pursuant to the Plan's antidilution provisions upon the Company's distribution by dividend of Series B shares in May 1988).

     Prior to becoming 100% vested, each option granted in fiscal 1993 will become exercisable in cumulative annual installments as follows: after the first year following the grant, 40% of the number of shares originally covered; and after each of the second and third years, an additional 30%. Under the Plan, the Committee has the authority to prescribe different installments and/or accelerate the exercisability of any option at any time.

     Restricted Shares. A total of 11,840 restricted Series A shares were awarded to Senior Executives in 1993. All of such restricted shares are subject to a restriction on disposition until approximately six weeks following the fourth anniversary of the date of the award. (See the Summary Compensation Table on page 12 for information regarding the estimated value of such awards.) One-half of the shares awarded to each individual is subject to forfeiture, depending upon the Company's financial performance, as measured by growth in earnings per share. Up to one-fourth of these performance-oriented restricted shares is subject to possible forfeiture in each of the four years following the award date, depending upon the Company's earnings per share growth relative to minimum and maximum targets, as determined by the Committee based on media industry norms. If the minimum level of growth is not attained for any particular year, then all of the shares that are subject to possible forfeiture in such year will be canceled. If only the minimum level of growth is achieved, then two-thirds of the shares that are subject to possible forfeiture in that year will be canceled. If the maximum level of growth is achieved or exceeded, then none of the shares subject to possible forfeiture in that year will be canceled. If growth between the minimum and maximum levels is achieved, then the performance-oriented restricted shares subject to possible forfeiture in that year will be canceled on a pro rata basis, reflecting performance in excess of the minimum growth level and less than the maximum growth level. Thus, according to the terms of the awards, an aggregate of one-half of the total shares awarded is subject to forfeiture over a period of four years. Because the maximum growth level established for 1993 was achieved, the restrictions on all performance-oriented shares due to vest in 1993 were terminated.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

     The A. H. Belo Corporation Supplemental Executive Retirement Plan (the "SERP") was recommended by the Committee and implemented in December 1992 for senior corporate officers, group presidents and presidents and general managers of the Company's operating units. This group includes the Senior Executives and the Chief Executive Officer. The SERP's purpose is to help offset the Internal Revenue Code limits on the Company's qualified retirement plans. The SERP's specific objective, when combined with the Company's Pension Plan, Employee Savings and Investment Plan, and Management Security Plan, is to provide a benefit at age 65 of 60% of final average pay (the average of the total salary and bonus during the last five completed calendar years of employment) to the senior corporate officers and the Publisher and Editor of The Dallas Morning News, Inc. and a benefit of 55% of final average pay to all other participants. However, since the Plan is a defined contribution plan, the actual benefit to be received by any participant will be dependent on the participant's account balance at the time of retirement. As the contributions to the SERP are based on a participant's salary and bonus, the actual amount of the contributions made on behalf of a participant will vary based on a number of factors, of which Company performance is a primary factor. The payment of benefits under the SERP will be subject to the same terms and conditions described above for the payment of benefits under the Company's Pension Plan. (See the description of the Company's Pension Plan on pages 15-16 above. See also footnote (5) to the Summary Compensation Table on page 13 above for the amounts contributed to the SERP by the Company on behalf of the Senior Executives and the Chief Executive Officer for 1993.) The Company has established a trust to hold the contributions to the SERP, which contributions will be protected from the claims of the Company's creditors unless the Company becomes insolvent. As a result of the establishment of the trust, benefits payable under the SERP will also be protected in the event of a change of control of the Company.

CEO COMPENSATION

     Mr. Decherd is a participant in the ECP. At the December 1992 meeting of the Committee, Mr. Decherd recommended that his 1993 compensation package (a portion of which consisted of options and restricted shares awarded in 1992) include a base salary somewhat above the target percentile, the elimination of a bonus opportunity, and stock options and restricted shares in amounts slightly below the target percentile. Under Mr. Decherd's proposal, all (rather than the customary one-half) of his restricted share award would be performance-oriented. The Committee approved Mr. Decherd's proposal. However, the Board of Directors, acting without the participation of Mr. Decherd or the Senior Executives who are also directors, modified the Committee's recommendations regarding Mr. Decherd's base salary and bonus. The Board believed that Mr. Decherd's proposal would cause him to be compensated at less than a competitive level. Instead, the Board established base salary and bonus levels for Mr. Decherd based on target percentiles relating to the compensation surveys. In addition, the Board recommended that the Committee reconsider Mr. Decherd's stock option and restricted share awards. In light of the Board's action in realigning Mr. Decherd's base salary and bonus opportunity, the Committee awarded Mr. Decherd amounts of stock options and restricted shares, as of December 16, 1992, which were consistent with the target percentiles reflected in the compensation surveys then considered by the Committee. In December 1993, the Committee awarded Mr. Decherd stock options for 26,100 Series A shares and 7,272 Series A restricted shares. These amounts correspond to target percentiles indicated by the compensation surveys.

     Mr. Decherd's bonus amount was determined solely in relation to the consolidated financial performance of the Company and its subsidiaries. Because the consolidated financial performance of the Company exceeded the maximum level established with respect to Mr. Decherd's annual bonus opportunity, Mr. Decherd received 150% of the applicable target bonus amount.

ONE MILLION DOLLAR LIMIT ON THE DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     The Omnibus Budget Reconciliation Act of 1993 placed a one million dollar limit on the deductibility of certain compensation paid to the Chief Executive Officer and the Senior Executives for tax years beginning on or after January 1, 1994. Certain compensation, including performance-based compensation meeting specified requirements, is exempt from the limit. Under transitional regulations issued by the Internal Revenue Service, stock options issued under the Plan would be exempt from the limit at least until the Company's 1997 Annual Meeting of Shareholders. The Committee is in the process of evaluating the effects of the limit on executive compensation and has not yet determined how the Company will respond to this new limit.

Respectfully submitted,

COMPENSATION COMMITTEE

John W. Bassett, Jr.
William H. Seay
J. McDonald Williams, Chairman

OTHER NON-EMPLOYEE DIRECTORS

Joe M. Dealey
Dealey D. Herndon
Lester A. Levy
James M. Moroney, Jr.
Reece A. Overcash, Jr.
Hugh G. Robinson
William T. Solomon
Thomas B. Walker, Jr.

                               PERFORMANCE GRAPH

     The following graph compares the annual cumulative total shareholder return on an investment of $100 on December 31, 1988 in the Company's Series A shares, based on the market price of the Series A shares and assuming reinvestment of dividends, with the cumulative total return of a similar investment in companies on the Standard & Poor's 500 Stock Index and in a group of peer companies selected by the Company on a line-of-business basis and weighted for market capitalization. Peer companies included are: Central Newspapers, Inc.; Dow Jones & Company, Inc.; Knight-Ridder, Inc.; Lee Enterprises; McClatchy Newspapers; Media General, Inc.; Multimedia, Inc.; The New York Times Company; Park Communications, Inc.; Pulitzer Publishing Company; The E. W. Scripps Company; Gannett Company, Inc.; The Times Mirror Company; Tribune Company; and The Washington Post Company. Affiliated Publications, Inc., previously included in the peer group, was acquired by The New York Times Company during 1993. The Company is also included in the calculations of peer group cumulative total shareholder return on investment.

                       [PASTE-UP STOCK PERFORMANCE GRAPH]

                           ANNUAL REPORT ON FORM 10-K

     UPON WRITTEN REQUEST OF ANY BENEFICIAL SHAREHOLDER OR SHAREHOLDER OF RECORD, A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1993 (INCLUDING THE EXHIBITS, FINANCIAL STATEMENTS, AND THE SCHEDULES THERETO) REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 13A-1 UNDER THE SECURITIES EXCHANGE ACT OF 1934, MAY BE OBTAINED, WITHOUT CHARGE, FROM MICHAEL J. McCARTHY, SECRETARY, COMMUNICATIONS CENTER, 400 SOUTH RECORD STREET, DALLAS, TEXAS 75202.

                              INDEPENDENT AUDITORS

     Ernst & Young, independent auditors, served as independent auditors for the Company for the fiscal year ended December 31, 1993, and will serve in such capacity for the current fiscal year. Representatives of Ernst & Young will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions presented at the Annual Meeting.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals to be presented at the 1995 Annual Meeting of Shareholders, for inclusion in the Company's Proxy Statement and form of Proxy relating to that meeting, must be received by the Company at its offices in Dallas, Texas, addressed to the Secretary of the Company, not later than December 1, 1994. Such proposals must comply with the Bylaws of the Company and the requirements of Regulation 14A of the Securities Exchange Act of 1934.

                                 OTHER MATTERS

     At the date of this Proxy Statement, management was not aware that any matters not referred to in this Proxy Statement would be presented for action at the meeting. If any other matters should come before the meeting, the persons named in the accompanying form of Proxy will have discretionary authority to vote all proxies in accordance with their best judgment, unless otherwise restricted by law.

                                            By Order of the Board of Directors

                                              MICHAEL J. McCARTHY
                                                   Secretary

Dated: March 31, 1994